Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Alternative Solutions Trust of our report dated December 20, 2018, relating to the financial statements and financial highlights, which appears in the Virtus Aviva Multi-Strategy Target Return Fund, Virtus Duff & Phelps Select MLP and Energy Fund and Virtus Newfleet Credit Opportunities Fund Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 26, 2019